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[THE LOEWEN GROUP INC. LETTERHEAD]

(NYSE, TSE, ME: LWN)                                                        NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



          LOEWEN GROUP MAKES ANNOUNCEMENT RE: PREFERRED SHARE DIVIDENDS

                    -----------------------------------------

VANCOUVER, BC, March 8, 1999 -- The Loewen Group (NYSE, TSE, MSE: LWN) announced today that the Board of Directors has deferred payment of the quarterly cash dividend of Cdn $0.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C which would have been payable on April 1, 1999. The Board has also deferred payment of dividends on the Company's Cumulative Monthly Income Preferred Securities, Series "A".

The Company, through the Special Committee of its Board of Directors, is in the process of considering all strategic alternatives to maximize shareholder value. The Board concluded that the shareholders will be best served at this particular time, and the Company's flexibility best maintained, by retaining cash within the Company.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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